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                                  NEWS RELEASE

FOR IMMEDIATE RELEASE               CONTACT:  JOHN M. GIBBONS
                                              PRESIDENT AND
                                              CHIEF OPERATING OFFICER
                                              (310) 479-5200


                          SPORTS CLUB COMPANY ANNOUNCES
                   LETTER OF INTENT TO ACQUIRE LOS CABALLEROS
                              RACQUET & SPORTS CLUB


LOS ANGELES, CA (December 11, 1997) -- The Sports Club Company, Inc. (AMEX:SCY) today announced that it has entered into a letter of intent to acquire the Los Caballeros Racquet & Sports Club, a 115,000 square foot fitness and racquet club located in the Orange County community of Fountain Valley, California. The 6,800 member club generated revenues of approximately $3.4 million in its last fiscal year.

John M. Gibbons, President and Chief Operating Officer, stated, "The Los Caballeros Racquet & Sports Club is one of the largest fitness and racquet facilities in California and compliments our expansion plan in Orange County. We expect the acquisition to be accretive to earnings in fiscal 1998 and to close on or before January 31, 1998."

The Sports Club Company operates upscale health and fitness clubs under the Sports Club and Spectrum Club names.


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